Exhibit 99.1

                                    Triarc Companies, Inc.
                                    280 Park Avenue
                                    New York, NY 10017


                                                          For Immediate Release


CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com

                     TRIARC HOLDS 2005 ANNUAL MEETING

New York, NY, June 1, 2005 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that at the Company's annual meeting, stockholders re-elected Triarc's eleven (11) directors, approved an amendment to the performance goal bonus awards portion of the company's 1999 executive bonus plan, which was originally approved by stockholders in September 1999, and ratified the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants.

     The following eleven directors were re-elected: Nelson Peltz, Triarc's chairman and chief executive officer; Peter W. May, Triarc's president and chief operating officer; Hugh L. Carey, former governor of the State of New York and member of Congress, and currently partner of Harris Beach LLP; Clive Chajet, chairman of Chajet Consultancy, L.L.C.; Edward P. Garden, Triarc's vice chairman; Joseph A. Levato, former executive vice president and chief financial officer of Triarc; Gregory H. Sachs, chairman and chief executive officer of Deerfield & Company LLC, David E. Schwab II, senior counsel of Cowan, Liebowitz & Latman, P.C.; Raymond S. Troubh, financial consultant and a director of various public companies; Gerald Tsai, Jr., a private investor; and Jack L. Wasserman, attorney-at-law.

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system and the owner and operator of 233 restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income strategies to institutional investors.